Exhibit 14.1

BITNILE HOLDINGS, INC.

Amended & Restated

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

Effective as of September 9, 2022

Introduction

BitNile Holdings, Inc., a Delaware corporation (the “Company”), strives to apply high ethical, moral and legal principles in every aspect of its business conduct. This Amended and Restated Code of Business Conduct and Ethics (this “Code”) is a guide for all Company personnel consisting of officers, employees and directors.

This Code applies to all Company personnel, and is addressed to each employee and director individually. It sets forth broad ethical principles that the Company has established for the conduct of its business, and outlines certain key legal requirements of which all Company personnel must be aware and with which all Company personnel must comply. This Code is not intended to cover every issue that may arise, and in the course of performing their duties and responsibilities for the Company, all personnel should act with these principles in mind and should use good judgment and common sense at all times.

This Code is designed to deter wrongdoing and promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	Avoidance of conflicts of interest, including disclosure to an appropriate Company representative of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	protection of Company assets, including corporate opportunities and confidential information;

•	Prompt internal reporting of violations of this Code to an appropriate person; and

•	Accountability for adherence to this Code.

Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

Company personnel who violate the standards contained in this Code will be subject to disciplinary action, possibly including termination of employment.

1.	Definition of Terms Used

(a)       “Business Associate” means any supplier of services or materials, customer, consultant, professional advisor, lessor of space or goods, tenant, licensor, licensee or partner of the Company.

(b)       “Company” includes BitNile Holdings, Inc. and each of its subsidiaries and affiliated business entities.

(c)       “Insider” means any officer, director or employee of the Company.

(d)       “Family Members” means as to a specific Insider, his or her Immediate Family Members and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by that Insider or by any Immediate Family Member of that Insider.

(e)       “Immediate Family Member” includes the spouse (or life partner) and children of an Insider and any relative (by blood or marriage) of that Insider or spouse (or life partner) residing in the same household as such Insider.

(f)       “Compliance Officer” shall mean Henry Nisser, General Counsel and President of the Company.

2.	Conflicts of Interest

A “conflict of interest” exists when an individual’s private interest (or the interest of a member of his or her family) interferes with or appears to interfere with the interests of the Company. A conflict of interest can arise when the individual (or a member of his or her family) acts or has interests that may make it difficult for him or her to objectively and effectively perform his or her work for the Company. Conflicts of interest also can arise when the individual, or a member of his or her family, receives improper personal benefits because of his or her position in the Company.

Unless approved by the Board, neither you nor any member of your immediate family can acquire a financial interest in, or accept employment with, an entity doing business with the Company if the interest or employment could conflict with your duties to the Company and the performance of such duties. For example, it is usually a conflict of interest for Company personnel to work simultaneously for a competitor, customer or supplier. Also, you cannot work for a competitor as an employee, consultant or board member.

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or their family members are expressly prohibited.

In addition, you and your immediate family members cannot accept material gifts or favors that could create the appearance that your business judgment could be affected by the receipt of such gifts or favors. You and members of your immediate family, however, can accept gifts of nominal value from existing sources, prospective sources or persons, firms or companies with whom the Company does or might do business.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. You cannot offer gifts or favors to any employee, or a member of the employee’s immediate family, of a competitor, supplier or customer if the gifts or favors might place the recipient under any obligation to you or to the Company.

Conflicts of interest are prohibited as a matter of Company policy. You are required to bring any conflict of interest or potential conflict of interest to the attention of your immediate supervisor, the Compliance Officer or other appropriate person as described in Section 17. Conflicts of interest may not always be apparent, so if you have a question regarding whether a particular situation is a conflict of interest, you should consult with your immediate supervisor or contact the Compliance Officer. Executive officers or members of the Board should consult with the Chair or another member of the Audit Committee of the Board, which consists entirely of outside, independent directors.

3.	Corporate Opportunities

All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

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4.	Non-Disclosure of Information

(a)       No Insider or Family Member shall discuss with, or inform others about, any actual or contemplated business transaction by a Business Associate or the Company except in the performance of the Insider’s employment duties or in an official capacity and then only for the benefit of the Business Associate or the Company, as appropriate, and in no event for personal gain or for the benefit of any other third party.

(b)       No Insider or Family Member shall give any information to any third party about any business transaction of the Company or its Business Associates that are proposed or in process unless expressly authorized to do so by the Compliance Officer.

(c)       No Insider or Family Member other than the Company’s Chief Executive Officer or the Chief Financial Officer may discuss with any member of the press or media the Company or its Business Associates except with the prior authorization of the Compliance Officer. Insiders and Family Members shall refer all press inquiries to the Chief Executive Officer.

5.	Fair Dealing

The Company seeks to outperform its competition fairly and honestly through superior performance and not through unethical or illegal business practices. Company personnel must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. Company personnel cannot steal proprietary information, possess trade secret information obtained without the owner’s consent, or induce such disclosures by past or present employees of other companies. You may not take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other intentional unfair practice. The knowing or deliberate falsification of any documents or data in connection with service to the Company will be the basis for immediate discharge and may subject the violator to civil and/or criminal penalties.

6.	Protection and Proper Use of Company Assets

Company personnel must endeavor to protect the Company’s assets and property and ensure their efficient use. Theft, carelessness, and waste have a direct adverse impact on the Company’s profitability and are prohibited. All payments with Company funds require approval by an authorized officer who has knowledge of the purpose of the payment, adequate substantiation of the identity of the payee and written contracts establishing the payment obligation. Company personnel must report any suspected incident of fraud or theft immediately for investigation. Moreover, Company personnel must use all assets and property of the Company only for legitimate business purposes.

The obligation of Company personnel to protect the Company’s assets extends to the Company’s intellectual property. Intellectual property includes trade secrets, patents, patent applications, trademarks, and copyrights, as well as business, marketing and service plans, clinical studies, regulatory dossiers, formulations, designs, databases, records, salary information and any non-public financial data and reports. Unauthorized use or distribution of this information violates Company policy and may subject the violator to civil and/or criminal penalties.

7.	Compliance with Laws, Rules and Regulations

Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates. Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Company personnel should contact the Compliance Officer with any questions as to the applicability of any law, rule or regulation or the appropriate manner of compliance therewith. The Compliance Officer will be responsible for conferring with legal counsel and resolving the issue.

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8.	Insider Trading

Securities laws and regulations prohibit the misuse of material non-public (“inside”) information when purchasing, selling or recommending securities.

Inside information obtained by any Insider from any source must be kept strictly confidential. All inside information should be kept secure and access to files and computer files containing such information should be restricted. Insiders shall not use, act upon, or disclose to any third party including, without limitation, any Family Member, any material inside information, except as may be necessary for the Company’s legitimate business purposes to the extent approved, in advance, by the Compliance Officer. Questions and requests for assistance regarding inside information should be promptly directed to the Compliance Officer.

Information is generally considered “material” if (a) there is a substantial likelihood that a reasonable investor would find the information important in determining whether to trade in a security, or (b) the information, if made public, would likely affect the market price of a company’s securities. Inside information typically includes, but is not limited to, knowledge of pending Company business transactions, corporate finance activity, mergers or acquisitions, unannounced earnings and financial results and other significant developments affecting the Company.

Insiders and Family Members are prohibited from insider trading (buying or selling securities when in possession of material, nonpublic information) or tipping (passing such information on to someone who may buy or sell securities).

This prohibition on insider trading applies to Company securities and also to the securities of Business Associates if such person learns material, nonpublic information about them as a result of his or her position with the Company.

Information is generally considered “nonpublic” unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed and adequate time must have passed for the securities markets to absorb the information. A delay of two business days is usually considered a sufficient period for routine information to be absorbed by the market. A longer period may be necessary for particularly significant or complex matters.

If an Insider leaves the Company, he or she must maintain the confidentiality of all inside information until it has been adequately disclosed to the public. If there is any question as to whether information regarding the Company or any Business Associate is material or has been adequately disclosed to the public, the Compliance Officer must be contacted.

9.	Disclosure

The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel.

Each Insider who is involved in the Company's disclosure process must:

•	be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

•	take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

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10.	Compliance with Internal Controls and Disclosure Controls

(a)       The Company has adopted a system of internal controls that must be strictly adhered to by all Insiders in providing financial and business transaction information to and within the Company. The internal controls are the backbone of the integrity of the Company’s financial records and financial statements.

Each Insider shall promptly report to the Compliance Officer any actual or suspected breaches or violations of the Company’s internal controls that come to the attention of the Insider.

Each Insider shall promptly report to the Compliance Officer any actual or suspect fraudulent or questionable transactions or occurrences that come to the attention of the Insider. Potentially fraudulent transactions include, without limitation, embezzlement, forgery or alteration of checks and other documents, theft, misappropriation or conversion to personal use of Company assets, and falsification of records.

Each Insider is encouraged to bring to the attention of the Compliance Officer any changes that the Insider believes may improve the Company’s system of internal controls.

(b)       The Company has adopted a system of disclosure controls and procedures to assure that all important information regarding the business and prospects of the Company is brought to the attention of the Chief Executive Officer and Chief Financial Officer of the Company. The accuracy and timeliness of compliance with those disclosure controls and procedures is critical to this system of disclosure controls is critical to enabling those officers to provide the financial statement and periodic report certifications required by Federal law.

Each Insider shall strictly adhere to the system of disclosure controls, including the internal reporting responsibilities assigned to him or her by the Company.

Each Insider shall promptly report in accordance with Company policy any significant event or occurrence (whether positive or negative) that arises in the course of the Insider’s duties and responsibilities. Events or occurrences include those that affect or may affect the Company or its Business Associates, competitors or industry. General economic conditions need not be reported.

(c)       Each Insider shall be candid in discussing matters concerning internal controls and business disclosures with the Company’s management, internal auditors, outside auditors, outside counsel and directors. Factual information is important. Opinions and observations are strongly encouraged.

11.	Discrimination and Harassment

The Company requires strict adherence to its policies and applicable laws regarding equal employment opportunities and discrimination in the workplace. The Company will not tolerate illegal discrimination or harassment. Relationship with colleagues and business relationships with competitors, suppliers and customers always must be conducted free of any discrimination, including based on race, color, creed, religion, age, sex, sexual preference, national origin, marital status, veteran status, handicap or disability.

12.	Health and Safety

The Company strives to provide all Company personnel with a safe and healthful work environment. You share responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or condition.

The Company will not tolerate violence or threatening behavior in the workplace. In addition, Company personnel are required to report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company will not tolerate the use of illegal drugs in the workplace.

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13.	Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. You must document and record accurately all of your business expenses. If you are unsure whether a particular expense is legitimate, you should ask the Company’s Chief Financial Officer. Executive officers or members of the Board should confer with a member of the Audit Committee. Rules and guidelines regarding business expenses are available from the Company’s account department.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets cannot be maintained unless permitted by applicable laws or regulations.

If the existence of a subpoena or impending government investigation becomes known to an Insider, he or she must immediately contact the Compliance Officer. Insiders must retain all records and documents that may be responsive to a subpoena or pertain to an investigation. Any questions regarding whether a record or document pertains to an investigation or may be responsive to a subpoena should be directed to the Compliance Officer before the record or document is disposed of. Insiders shall strictly adhere to the directions of the Compliance Officer in handling such records or documents.

Company personnel must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies in business records and communications. This prohibition applies equally to e-mail, internal memos and formal reports.

14.	Payments to Government Personnel or Candidates for Office

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political parties or candidates to obtain or retain business. Making payments to government officials of any country is illegal.

Kickbacks, bribes, rebates or other illegal consideration are prohibited, and must never be given or accepted by any Company personnel. All Company personnel dealing with government agencies must be aware of, and comply with, any agency rules limiting or prohibiting gifts or other favors.

The Company will not contribute directly or indirectly to political parties, candidates for office and/or political action committees unless approved by the Board of Directors or the Audit Committee, and by the CEO and the General Counsel, and only in accordance with applicable laws, provided, however, that the Executive Committee may authorize the Company to make contributions not in excess of $20,000 annually to a particular political party, candidate for office and/or political action committee, but not to exceed an aggregate of $200,000 annually.

15.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors requires the approval of the Board and must be disclosed promptly as required by applicable law, rules or regulations, including the SEC and the NYSE American, LLC.

16.	Condition of Employment or Service

All Insiders shall conduct themselves at all times in the best interests of the Company. Compliance with this Code shall be a condition of employment and of continued employment with the Company, and conduct not in accordance with this Code shall constitute grounds for disciplinary action, including termination of employment.

This Code is not an employment contract nor is it intended to be an all exclusive policy statement on the part of the Company. The Company reserves the right to provide the final interpretation of the policies it contains and to revise those policies as deemed necessary or appropriate.

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17.	Compliance, Reporting and Enforcement

If you are concerned about a possible ethical or illegal situation or any violation of this Code or are not sure whether specific conduct meets applicable Company standards, you should discuss the situation with your immediate supervisor or contact the Compliance Officer. Executive officers or members of the Company’s board of directors should discuss the situation with a member of the Audit Committee.

Company personnel must report violations of laws, rules, and regulations of this Code to immediate supervisors, the Company’s chief financial officer, or the chairman of the Audit Committee. Executive officers or members of the Board must report such matters to a member of the Audit Committee.

After receiving a report of an alleged prohibited action, the Audit Committee or the Compliance Officer must promptly take all appropriate actions necessary to investigate. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

The Company prohibits retaliation for reports of ethical misconduct made by Company personnel in good faith. If a situation requires that the identity of the person reporting any such misconduct not be disclosed, the Company will protect his or his anonymity, to the extent legally possible.

18.	Amendments

This Code may only be amended by the Board. The Company must report promptly any amendments pertaining to executive officers or senior financial officers as required by applicable laws, rules or regulations.

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Confirmation Certificate

I have been provided with a copy of the Amended & Restated Code of Business Conduct and Ethics of BitNile Holdings, Inc. (the “Code”). I acknowledge that I have read the Code and understand my responsibilities under it. I further acknowledge that I should follow the compliance procedures described in the Code if I have any questions or concerns.

Employee Name:	Signature:

Date:

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